MAXIM SERIES FUND, INC.

UNANIMOUS WRITTEN CONSENT

OF THE SOLE SHAREHOLDER IN LIEU OF MEETING

AMENDMENT OF BY-LAWS

Pursuant to Article II, Section 11 of the Amended and Restated By-Laws (the “By-Laws”) of Maxim Series Fund, Inc. (the “Corporation”), a Maryland corporation that is registered as an open-end investment company under the Investment Company Act of 1940 (the “1940 Act”), the undersigned, being the sole shareholder of the Maxim American Century Growth Portfolio and the Maxim Putnam Equity Income Portfolio of the Corporation (collectively, the “Affected Portfolios”), does hereby consent to the adoption of the following resolutions:

WHEREAS, Article XV of the By-Laws provides that the By-Laws, or any of them, set forth in Article XIV may be amended only by the vote of a majority of the outstanding shares of stock of the Corporation;

WHEREAS, Article V of the Corporation’s Articles of Amendment and Restatement provides that only shares of the respective Portfolios are entitled to vote on matters concerning that Portfolio, and that the fundamental policies, as specified in Article XIV of the By-Laws, may not be changed, unless a change affects only one Portfolio, without the approval of the holders of a majority of the outstanding voting securities, as defined under the 1940 Act, of each Portfolio affected by the change; and

WHEREAS, as the Affected Portfolios are newly established series of the Corporation, the sole shareholder desires to amend Article XIV of the By-Laws to reflect that the respective investment objectives and fundamental policies of the Affected Portfolios shall be as set forth in the Registration Statement of the Corporation as filed with the U.S. Securities and Exchange Commission;

NOW, THEREFORE, BE IT RESOLVED:

1. Article XIV of the By-Laws be, and hereby is, amended by adding the following after Section 2 thereof:

Section 3. Exceptions. Notwithstanding anything in Article XIV of these By-Laws to the contrary, the respective investment objectives and fundamental policies of the following Portfolios shall be as set forth in the Registration Statement of the Corporation, as may be amended or supplemented from time to time, and, unless otherwise set forth in the Registration Statement, the respective investment objectives of the Portfolios are not fundamental policies of the Portfolios and may be changed without shareholder approval:

Maxim American Century Growth Portfolio
Maxim Putnam Equity Income Portfolio

2. The action set forth herein shall be effective as of the day and date specified below.

3. This Unanimous Written Consent shall be filed with the Corporation’s records of stockholders’ meetings.

IN WITNESS WHEREOF, the undersigned, being the sole shareholder of the Affected Portfolios, has executed this Unanimous Written Consent as of this 16th day of June 2011.

GW CAPITAL MANAGEMENT, LLC

By:	/s/ S.M. Corbett
Name:	S.M. Corbett
Title:	President & Chief Executive Officer